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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------


                                SCHEDULE 13G
          INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               -------------

                             (Amendment No. 2)

                           SEACOR HOLDINGS, INC.
 --------------------------------------------------------------------------
                              (Name of Issuer)

  Common Stock, par value $.01 per
            share                                  811904 10 1
 -----------------------------------   -----------------------------------
   (Title of class of securities)                 (CUSIP number)


                               -------------




                      (Continued on following page(s))
                            (Page 1 of 5 Pages)
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 CUSIP No.       811904 10 1            13G           Page 2 of 5


      1       NAME OF REPORTING        Charles Fabrikant
              PERSON:

              S.S. OR I.R.S.
              IDENTIFICATION NO. OF ABOVE
              PERSON:

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A          (a) [_]
              GROUP:                                              (b) [_]

      3       SEC USE ONLY

      4       CITIZENSHIP OR PLACE OF  United States
              ORGANIZATION:

    NUMBER OF     5  SOLE VOTING POWER:      129,426
     SHARES

  BENEFICIALLY    6  SHARED VOTING POWER:    425,907
    OWNED BY

      EACH        7  SOLE DISPOSITIVE        129,426
    REPORTING        POWER:

   PERSON WITH    8  SHARED DISPOSITIVE      425,907
                     POWER:

      9       AGGREGATE AMOUNT               555,333
              BENEFICIALLY OWNED BY EACH
              REPORTING PERSON:

      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)          [_]
              EXCLUDES CERTAIN SHARES:


      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW     4.0%
              (9):

      12      TYPE OF REPORTING        IN
              PERSON:
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               ITEM 1.

     (a)  Name of Issuer:     SEACOR Holdings, Inc. (the "Issuer")
          --------------

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          11200 Westheimer
          Suite 850
          Houston, TX 77042


               ITEM 2.

       (a) Name of Person(s) Filing:  Charles Fabrikant
           ------------------------

       (b) Address of Principal Business Office or, if none, Residence:
           -----------------------------------------------------------

           1370 Avenue of the Americas
           25th Floor
           New York, NY 10019

       (c) Citizenship:
           -----------

           United States

       (d) Title of Class of Securities:
           ----------------------------

           Common Stock, par value $.01 per share

       (e) CUSIP Number:
           ------------

           811904 10 1


           ITEM 3.  If this statement is filed pursuant to Rules 13d-1(b),
                    ------------------------------------------------------
                    or 13d-2(b), check whether the person filing is a ...
                    -----------------------------------------------------

                    Not Applicable

           ITEM 4.  Ownership
                    ---------

                    Not Applicable

           ITEM 5.  Ownership of Five Percent or Less of a Class
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of


                    more than five percent of the class of securities, check the following [ x ].

           ITEM 6.  Ownership of More than Five Percent on Behalf of
                    ------------------------------------------------
                    Another Person
                    --------------

                    Not Applicable

           ITEM 7.  Identification and Classification of the Subsidiary
                    ---------------------------------------------------
                    which Acquired the Security Being Reported on By the
                    ----------------------------------------------------
                    Parent Holding Company
                    ----------------------

                    Not Applicable

           ITEM 8.  Identification and Classification of Members of the
                    ---------------------------------------------------
                    Group.
                    ------

                    Not Applicable

           ITEM 9.  Notice of Dissolution of Group
                    ------------------------------

                    Not Applicable

           ITEM 10. Certification
                    -------------

                    Not applicable.


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                                    SIGNATURE




           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated:  February  12, 1997



                         Charles Fabrikant


                         By /s/ Charles Fabrikant
                            ---------------------------------
                            Name:  Charles Fabrikant



                                       5

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